Exhibit 4.4

     NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT IN ACCORDANCE WITH REGULATION S UNDER THE ACT, OR AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

No.  ***1***                                       US $200,000.00

                          VIDEOLAN, INC.

8% Convertible   Debenture Due December 31, 1997

     THIS DEBENTURE is one of a duly authorized issue of $1,200,000 in Debentures of VideoLan, Inc., a corporation duly organized and existing under the laws of the State of Delaware
(the "Company") designated as its 8% Convertible Debentures Due
December 31, 1998.

     FOR VALUE RECEIVED, the Company promises to pay to Thomson Kernaghan & Co. Ltd., as Nominee, the registered holder hereof (the "Holder"), the principal sum of Two Hundred Thousand United States Dollars (US $200,000.00) on Dec. 31, 1998 (the "Maturity Date"), and to pay interest on the principal sum outstanding from time to time in arrears on July 31, 1998 at the rate of 8% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the first such business day to occur after the date hereof until payment in full of the principal sum has been made or duly provided for. Subject to the provisions of paragraph 4 below, the principal of and interest on this Debenture are payable at the option of the Company, in shares of Common Stock of the Company or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and interest upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the tent day prior to the Maturity Date and addressed to such holder as the last address appearing on the Debenture Register. The forwarding of such check shall constitute a payment of interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check plus any amounts so deducted.

This Debenture is subject to the following additional provisions:

     1. The Debentures are issuable in denominations of at least Ten Thousand Dollars ($10,000, U.S.) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration of transfer or exchange.

     2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

     3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

     4. The Holder of this Debenture is entitled, at its option, to convert at any time all of the principal amount of the Debenture, plus accrued interest, commencing forty-one (41) calendar days after the closing of the sale of the Debenture (the "Closing"), provided that the principal amount is at least US $10,000 (unless if at the time of such election to convert the aggregate principal amount of all Debentures registered to the Holder is less than Ten Thousand Dollars [US $10,000], then the whole amount thereof) into shares of Common Stock of the company at a conversion price for each share of Common Stock equal to eighty percent 80% of the Market Price on the Conversion Date.
For purposes of this Section 4, the Market Price shall be the average closing bid price of the Common Stock on the five (5) trading days immediately preceding the Conversion Date, as reported by the National Association of Securities Dealers for companies trading over-the-counter market or, in the event the Common Stock is listed on a stock exchange, the Market Price shall be the average closing bid price of the Common Stock on such stock exchange on the five (5) trading days immediately preceding the Conversion Date, as reported in the Wall Street Journal. Conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of conversion notice attached as Exhibit "A," executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash or Common Stock upon conversion. No fraction of Shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed to the Company or if earlier, the date set forth in such notice of conversion if the Debenture is received by the Company within three (3) business days therefrom. Facsimile delivery of the conversion notice shall be accepted by the Company at telephone number (813) 535-0077. Certificates representing Common Stock upon conversion will be delivered within two (2) business days from the date the notice of conversion is delivered to the Company.

     5. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on, this Debenture at the time, place and rate, and in the coin or currently herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

     6. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, but the acceptance hereof and as part of the consideration for the issues hereof, expressly waived and released.

     7. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to received stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be a nearly equivalent as may be practicable. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company. In the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture, less all amounts required by law to be deducted, upon which tender of payment following such notice, the right of conversion shall terminate.

     8. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the Shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

     9. The Debenture shall be governed by and construed in accordance with the laws of Canada; provided however, that if any provision of this Debenture is unenforceable under the laws of Canada but is enforceable under the laws of the Commonwealth of Kentucky, then that provision shall be governed by and construed in accordance with the laws of Kentucky. Any controversy or claim arising out of or relating to this Debenture (whether in contract or tort, or both) shall be determined by binding arbitration at Toronto, Canada, in accordance with the commercial arbitration rules of the International Chamber of Commerce. The prevailing party in any arbitration proceeding shall be awarded reasonable attorneys fees and costs of the proceeding. The arbitration award shall be final, and may be entered in any court having jurisdiction.

     10.  The following constitute and "Event of Default":

     a. The Company shall default in the payment of principal or interest on this Debenture; or

     b. Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by the Company in connection with the execution and deliver of this debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

     c. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or

     d. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

     e. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment;

     f. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter;

     g. Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets, and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days in or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

     h. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within one hundred twenty (120) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

     i. The Company shall have its Common Stock suspended or delisted from an exchange or over-the-counter market from trading.

     Then, or at any time thereafter, and in each and every case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

     11. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated:   October 27, 1997

               VideoLan Technologies, Inc.


               By:  /s/ Steven Rothenberg

               STEVEN ROTHENBERG
               (Print Name)

               SR. VICE PRESIDENT FINANCE
               (Title)

ATTEST:


/s/ Kathy Nickel



                           EXHIBIT "A"


                      NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to Convert the
                           Debenture)


     The undersigned hereby irrevocably elects to convert $_______________ of the principal amount of the above Debenture No. _____ into Shares of Common Stock of VideoLan Technologies, Inc. (the "Company") according to the conditions hereof, as of the date written above.

     The undersigned represents that it is not a U.S. Person as defined in Regulation S promulgated under the Securities Act of 1933 and is not converting the Debentures on behalf of any U.S.
Person.

Date of  Conversion______________________________________________

Applicable Conversion Price______________________________________

Signature________________________________________________________
                       (Name)

Address:_________________________________________________________

        _________________________________________________________